                                                                    Exhibit 99.7

PORTSIDE GROWTH AND OPPORTUNITY FUND

September 8, 2006

VIA FACSIMILE
AND OVERNIGHT COURIER

Earth Biofuels, Inc.
3001 Knox Street, Suite 403
Dallas, Texas
Facsimile: (214) 389-9800
Attention:  Dennis McLaughlin

      RE:   EVENT OF DEFAULT NOTICE AND EVENT OF DEFAULT REDEMPTION NOTICE

Ladies and Gentlemen:

Reference is hereby made to (i) the Earth Biofuels, Inc. (the "Company") Senior
Convertible Note issued July 24, 2006 to Portside Growth and Opportunity Fund
("Portside") in the principal amount of $2,000,000 (the "Note") pursuant to the
Securities Purchase Agreement, dated as of July 24, 2006 (the "Securities
Purchase Agreement"), by and among the Company, Portside, as a buyer, and the other buyers named therein, (ii) the Registration Rights Agreement, dated as of
July 24, 2006 (the "Registration Rights Agreement"), by and among the Company,
Portside, as a buyer, and the other buyers listed on the signature pages thereto and (iii) the Schedule 13D, dated as of July 20, 2006 and filed by Greenwich
Power II, L.L.C. ("Greenwich Power II"), Greenwich Power, L.L.C. ("Greenwich
Power") and Lance A. Bakrow ("Mr. Bakrow", and together with Greenwich Power II and Greenwich Power, the "Greenwich Power Parties") on August 4, 2006 (the
"Greenwich Power 13D"). Capitalized terms used but not defined herein have the meanings given to those terms in the Securities Purchase Agreement.

In the Greenwich Power 13D, the Greenwich Power Parties reported that on July
20, 2006:

   o  Greenwich Power II purchased from Apollo Resources International, Inc., a
      Delaware corporation and the parent of the Company ("Apollo"), (i)
      $8,000,000 principal amount of Exchangeable Notes due May 31, 2011 (the
      "Apollo Notes"), which Apollo Notes are exchangeable at any time prior to maturity at the option of the holder for shares of common stock, par value
      $.001 per share ("Common Stock"), of the Company presently owned by Apollo at an exchange price of $1.00 per share, subject to certain adjustments

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

      and (ii) a presently exercisable and in-the-money option ("Apollo Option")
      expiring May 31, 2011 to purchase from Apollo shares of Common Stock of the Company owned of record by Apollo at an exercise price equal to the lesser of (i) $1.50 per share or (ii) 80% of the average of the last reported sales prices of the Common Stock on each trading day during the
      30 consecutive calendar days immediately preceding the effective date of exercise with respect to 8,000,000 shares of Common Stock;

   o  Greenwich Power acquired $1,000,000 principal amount of Apollo Notes and an Apollo Option with respect to 1,000,000 shares of Common Stock by exchanging a bridge loan in the face amount of $1,000,000 issued by the
      Company;

   o  Mr. Bakrow purchased a warrant from the Company entitling Mr. Bakrow to purchase 4,000,000 shares of Common Stock from the Company at an exercise price of $0.25 per share.

   The transactions described above are referred to collectively as the
   "Greenwich Power Transactions".

The Greenwich Power 13D also reported that each of Greenwich Power II and
Greenwich Power is a party to registration rights agreements with Apollo dated
July 20, 2006 pursuant to which Apollo has agreed to cause the Company to file with the SEC one or more registration statements relating to the shares of
Common Stock issuable upon exercise of and/or exchange of the securities held by each of Greenwich Power II and Greenwich Power to which the Greenwich Power 13D relates and that the Company has agreed to comply with the said registration rights agreements. In addition, the Greenwich Power 13D discloses that Mr.
Bakrow is a party to a registration rights agreement with the Company dated July
20, 2006 pursuant to which the Company has agreed to file with the SEC one or more registration statements relating to the shares of Common Stock issuable upon exercise of Mr. Bakrow's warrant.

The Company executed the Securities Purchase Agreement relating to the sale of the Note to Portside on July 24, 2006 and did not disclose to Portside the fact that the Greenwich Power Transactions had taken place on July 20, 2006. This constituted a failure to disclose information material to Portside in making its investment decision as the conversion price under the Notes was set at $2.90, substantially higher than the $1.00 exchange price set forth in the Apollo Note.
Apollo is the controlling stockholder of the Company with substantial overlap in the management of Apollo and the Company. The Company was surely aware of the
Greenwich Power Transactions at the time Portside acquired its Note from the
Company and the Company's failure to disclose these transactions to Portside has significantly harmed Portside and constituted a material breach of certain representations, warranties and covenants set forth in the Securities Purchase
Agreement and Registration Rights Agreement as described below.

EVENT OF DEFAULT UNDER NOTE

Under Section 4(a)(x) of the Note, the following constitutes an "Event of
Default":

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          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

      the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, which breach has or is likely to have a cost or adverse impact on the Company or the Holders (including by reduction in the value of the shares of Common Stock deliverable in connection with the Transaction Documents) in excess of $250,000, except, in the case of a breach of a covenant or other term or condition of any
      Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days.

In Section 3(r) of the Securities Purchase Agreement, the Company represented that:

      Except as disclosed in Schedule 3(r):...(ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; ...(v) there are no agreements or arrangements under which the Company or any of its
      Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights
      Agreement)...

The Company did not disclose the Greenwich Power Transactions in Schedule 3(r)
to the Securities Purchase Agreement and did not disclose the agreements to register the securities issued to the Greenwich Power Parties described in the
Greenwich Power 13D, both of which constitute breaches of the representations described in Section 3(r) of the Securities Purchase Agreement.

In addition, in Section 3(kk) of the Securities Purchase Agreement, the Company
represented that:

      ...No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

The failure of the Company to disclose the Greenwich Power Transactions was a material omission which should have been disclosed to Portside and therefore represents a breach of the foregoing representation.

Further, Section 2(b) of the Registration Rights Agreement provides that:

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

      Other than as set forth in SCHEDULE 2(B), in no event shall the Company include any securities other than Registrable Securities on any
      Registration Statement without the prior written consent of the Required
      Holders

The agreement of the Company to register the shares of Common Stock issuable upon exercise and/or exchange of the securities held by each of the Greenwich
Power Parties constitutes a breach of the foregoing covenant.

Had the Company disclosed to Portside the Greenwich Power Transactions, Portside
would have never agreed to a $2.90 conversion price for its Note and would have insisted on a $1.00 conversion price - the exchange price used in the Apollo
Notes. Consequently, the harm to Portside is significant and well in excess of
$250,000.

Accordingly, Portside is hereby delivering this written Event of Default Notice to the Company, as required by Section 4(b) of the Note, to provide notice to the Company that an Event of Default has occurred. Pursuant to Section 2 of the
Note, from and after this Event of Default (which occurred July 24, 2006), the
Interest Rate (as defined in the Note) was increased to fifteen percent (15%).
As a result, the interest on the Note has been accruing at a rate of 15% from
July 24, 2006.

EVENT OF DEFAULT REDEMPTION NOTICE

Portside is hereby delivering this written Event of Default Redemption Notice
(as defined in the Note) to the Company, as permitted under Section 4(b) of the
Note, to provide notice to the Company that Portside is hereby requiring the
Company to redeem all of the Note at the Event of Default Redemption Price (as
defined in the Note).

The Event of Default Redemption Price shall be calculated in accordance with
Section 4(b)(i) of the Note, and shall be the greater of (i) product of the sum of the Conversion Amount (as defined in the Note) to be redeemed together with accrued and unpaid Interest (as defined in the Note) with respect to such
Conversion Amount and accrued and unpaid Late Charges (as defined in the Note)
being redeemed and a Redemption Premium of 120% and (ii) the product of the
Conversion Rate (as defined in the Note) with respect to the Conversion Amount together with accrued and unpaid Interest with respect to such Conversion Amount being redeemed and accrued and unpaid Late Charges with respect to such
Conversion Amount and Interest in effect at such time as the Holder delivers an
Event of Default Redemption Notice and the product of (1) the Equity Value
Redemption Premium (115%) and (2) the greater of (x) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default, (y) the
Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (z) the Closing Sale Price of the Common Stock on the date the
Holder delivers the Event of Default Redemption Notice.

As of the date hereof, the Conversion Amount includes $2,000,000 in respect of outstanding principal balance on the Note plus any and all accrued and unpaid

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900

PORTSIDE GROWTH AND OPPORTUNITY FUND

interest and late charges which have accrued to date. For the avoidance of doubt, the Conversion Amount shall include, as of the date of actual payment by the Company, any additional unpaid interest and late charges which have accrued from the date hereof through such actual payment date.

As of the date hereof, the applicable Event of Default Redemption Price is
$2,446,000.00.

THE  COMPANY IS HEREBY  INSTRUCTED  TO  IMMEDIATELY  WIRE THE EVENT OF DEFAULT
REDEMPTION PRICE TO THE BANK ACCOUNT SET FORTH IN SCHEDULE 1 TO THIS LETTER.

We hereby reserve all rights available to us under the Note, the Securities
Purchase Agreement, the Registration Rights Agreement and any other document entered into in connection with the foregoing.

Sincerely,

PORTSIDE GROWTH AND OPPORTUNITY FUND

By: /s/ Jeffrey C. Smith
    -----------------------------
      Jeffrey C. Smith
      Authorized Signatory

cc :  Roger A. Crabb, Esq., Scheef & Stone, LLP (fax - (214) 706-4242)

       PORTSIDE GROWTH AND OPPORTUNITY FUND - CHRYSLER CENTER, 666 THIRD
          AVENUE, 26TH FLOOR, NEW YORK, NY 10017 - TEL: (212) 845-7900